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For Further Information:


Michael D. Picchi
Fruehauf Trailer Corporation
(317) 630-3000



     FRUEHAUF TRAILER CORPORATION REPORTS STATUS
              OF BONDHOLDER DISCUSSIONS



Indianapolis, IN -- June 4, 1996 -- Fruehauf Trailer Corporation (NYSE: FTC) today announced that it has received a counterproposal from its bondholders and is in active discussions with other affected parties. The discussions relate to the Company's pending consent solicitation under which the Company is seeking bondholder consent to allow the Company to retain a larger portion of proceeds expected to be generated from the proposed sale of certain of the Company's foreign assets and to pay the scheduled May 1 interest payment on the Senior Notes with certain of the proceeds.


     As the interest payment is an integral part of the ongoing discussions, the Company did not make the May 1 interest payment within the 30-day grace period. While such nonpayment of interest results in a default under the Senior Notes and revolving credit facility, the Company is in active discussions with its bondholders and other constituents with respect to these matters.


     Fruehauf Trailer Corporation is one of the world's leading manufacturers of truck trailers, producing, marketing, and servicing the industry's widest range of dry freight van, refrigerated van, platform, dump and liquid and dry bulk tank trailers. Among the largest suppliers of trailer parts in North America, Fruehauf products are sold throughout the truck trailer industry's largest branch and authorized dealer network in North America.


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